Exhibit 99.1

UNITED INVESTORS LIFE INSURANCE COMPANY

UNAUDITED INTERIM FINANCIAL STATEMENTS

UNITED INVESTORS LIFE INSURANCE COMPANY

BALANCE SHEETS

(Dollar amounts in thousands except per share data)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets

Investments:
Fixed maturities, available for sale, at fair value	$890,470	$707,044
Preferred stock of affiliate	188,212	188,212
Policy loans	33,905	32,085
Short-term investments	10,383	59,522
Modified coinsurance agreement derivative asset	58,141	—

Total investments	1,181,111	986,863

Cash	2,202	847
Accrued investment income (Includes amounts from affiliates: 2010 - $3,620 ; 2009 - $477)	18,466	14,037
Due from affiliates (Includes funds withheld on reinsurance: 2010 - $832,255 ; 2009 - $815,941)	837,957	860,744
Receivables	4,313	5,332
Deferred acquisition costs and value of insurance purchased	167,957	198,139
Goodwill	26,628	26,628
Other assets	2,153	1,863
Separate account assets	731,904	792,823

Total assets	$2,972,691	$2,887,276

Liabilities and Shareholder’s Equity

Liabilities:
Future policy benefits (Includes reserves assumed from affiliates: 2010 - $831,755 ; 2009 - $820,855)	$1,397,412	$1,377,692
Unearned and advance premiums	1,497	1,594
Other policy benefits	8,417	11,089

Total policy liabilities	1,407,326	1,390,375

Current and deferred income taxes	115,046	68,985
Other liabilities	6,432	5,301
Modified coinsurance agreement derivative liability	—	15,848
Separate account liabilities	731,904	792,823

Total liabilities	2,260,708	2,273,332

Shareholder’s equity:
Common stock, par value $6 per share - authorized, issued, and outstanding, 500,000 shares	3,000	3,000
Additional paid-in capital	352,196	352,196
Accumulated other comprehensive income (loss)	23,994	(22,049)
Retained earnings	332,793	280,797

Total shareholder’s equity	711,983	613,944

Total liabilities and shareholder’s equity	$2,972,691	$2,887,276

See Notes to Unaudited Interim Financial Statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS

(Unaudited and in thousands)

	Nine Months Ended
	September 30,
	2010	2009
Revenue:
Premium income	$47,704	$49,728
Policy charges and fees	18,304	20,028
Net investment income (Includes income from affiliates: 2010 - $10,233 ; 2009 - $10,575)	50,320	50,730
Net Realized investment gains (Includes amounts from affiliates: 2010 - $73,989; 2009 - $100,333)	76,253	88,412
Other income (includes amounts from affiliates: 2010 - $39,687; 2009 - $29,657)	39,801	29,679

Total revenue	232,382	238,577

Benefits and expenses:
Policy benefits:
Individual life	47,252	49,754
Annuity	30,160	29,093

Total policy benefits	77,412	78,847

Amortization of deferred acquisition costs and value of insurance purchased	17,660	13,492
Commissions and premium taxes	2,659	3,002
Other operating expenses	3,691	5,955

Total benefits and expenses	101,422	101,296

Income before income taxes	130,960	137,281
Income taxes	(41,884)	(46,200)

Net income	$89,076	$91,081

See Notes to Unaudited Interim Financial Statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited and in thousands)

	Nine Months Ended
	September 30,
	2010	2009

Net income
	$89,076	$91,081
Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains arising during period	87,897	100,930
Less: reclassification adjustment for (gains) losses on securities included in net income	(2,264)	11,921
Less: reclassification adjustment for amortization of (discount) and premium	392	146
Unrealized gains on securities	86,025	112,997
Unrealized losses on deferred acquisition costs	(15,214)	(18,542)
Total unrealized investment gains	70,811	94,455
Less applicable taxes	(24,784)	(33,059)
Unrealized gains, net of tax	46,027	61,396

Pension adjustments	24	28
Less applicable taxes	(8)	(10)
Pension adjustments, net of tax	16	18

Other comprehensive income	46,043	61,414
Comprehensive income	$135,119	$152,495

See Notes to Unaudited Interim Financial Statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Unaudited and in thousands)

			Accumulated
		Additional	Other		Total
	Common	Paid-in	Comprehensive	Retained	Shareholder’s
	Stock	Capital	Income (Loss)	Earnings	Equity

BALANCE - January 1, 2009	$3,000	$352,176	$(79,337)	$224,635	$500,474

Comprehensive income	—	—	61,414	91,081	152,495

Dividends	—	—	—	(47,101)	(47,101)

Stock-based compensation	—	20	—	—	20

BALANCE - September 30, 2009	$3,000	$352,196	$(17,923)	$268,615	$605,888

BALANCE - January 1, 2010	$3,000	$352,196	$(22,049)	$280,797	$613,944

Comprehensive income	—	—	46,043	89,076	135,119

Dividends	—	—	—	(37,080)	(37,080)

BALANCE - September 30, 2010	$3,000	$352,196	$23,994	$332,793	$711,983

See Notes to Unaudited Interim Financial Statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Nine Months Ended
	September 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$89,076	$91,081
Adjustments to reconcile net income to net cash provided from operations:
Increase in future policy benefits	18,572	144,374
Change in other policy liabilities	(1,649)	(1,044)
Deferral of policy acquisition costs	(2,693)	(12,355)
Amortization of deferred acquisition costs and value of insurance purchased	17,660	13,492
Change in deferred and accrued income taxes	21,269	28,837
Depreciation and amortization	392	146
Realized gains on investments	(76,253)	(88,412)
Increase in funds withheld on reinsurance	(16,315)	(142,047)
Other accruals and adjustments	(10,203)	3,933

Net cash provided by operating activities	39,856	38,005

INVESTING ACTIVITIES:
Investments sold or matured:
Fixed maturities available for sale - sold	3,427	63,782
Fixed maturities available for sale - matured, called, and repaid	43,592	55,957

Total investments sold or matured	47,019	119,739

Acquisition of investments:
Fixed maturities available for sale	(142,549)	(75,656)

Net change in short-term investments	49,139	42,412
Net Change in policy loans	(1,820)	(234)
Net change in receivable for securities	1,762	(54,412)
Net amounts repaid by (loaned to) affiliates	45,000	(35,000)
Net cash used in investing activities	(1,449)	(3,151)

FINANCING ACTIVITIES:
Cash dividends paid to shareholders	(37,080)	(47,101)
Funds borrowed from affiliates	—	15,000
Funds repaid to affiliates	—	(15,000)
Net receipts (payments) from deposit product operations	28	(85)
Net cash used in financing activities	(37,052)	(47,186)

NET INCREASE (DECREASE) IN CASH	1,355	(12,332)

CASH - Beginning of period	847	12,332

CASH - End of period	$2,202	$—

See Notes to Unaudited Interim Financial Statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note A—Background and Accounting Policies

Prior to December 31, 2010, United Investors was a wholly-owned subsidiary of Liberty National Life Insurance Company (Liberty), which in turn is a wholly-owned subsidiary of Torchmark Corporation (Torchmark).  On December 31, 2010 one hundred percent of United Investors outstanding common stock was sold to Protective Life Insurance Company, a wholly owned subsidiary of Protective Life Corporation.

During the fourth quarter of 2010, certain annuity business previously assumed from an affiliate was recaptured and certain life and annuity business was ceded by the Company to an affiliate.  These transactions resulted in a transfer of assets and liabilities amounting to approximately $908 million and $896 million, respectively, during the fourth quarter of 2010.  These transactions resulted in the Company recognizing a loss of approximately $12 million during the fourth quarter of 2010.  Additionally, the Company paid a dividend of $305 million to its parent, Liberty, during the fourth quarter 2010.

The accompanying financial statements of United Investors Life Insurance Company (United Investors) have been prepared in accordance with the accounting principles generally accepted in the United States of America (GAAP) for interim financial statements. Therefore, they do not include all of the annual disclosures required by GAAP.  However, in the opinion of management, these statements include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of United Investors’ financial position at September 30, 2010, and the results of operations, comprehensive income, and cash flows for the periods ended September 30, 2010 and 2009.  These interim financial statements should be read in conjunction with the December 31, 2009 Financial Statements that are included in this Exhibit 99.1.

Note B—Adoption of Accounting Standard Updates

United Investors adopted new guidance concerning the disclosures of fair value of its investments as of January 1, 2010.  This new guidance expands fair value disclosures by requiring the disclosure of transfers between the Level 1 and Level 2 classifications and the reasons for the transfers; more detail about the activity within the Level 3 classification by reporting purchases, sales, issuances, and settlements on a gross rather than net basis; proper classification of assets and liabilities; and complete information about valuation inputs and techniques.  The disclosure of the additional detail regarding the Level 3 activity is not required for United Investors until 2011.  However, United Investors early adopted this guidance as of January 1, 2010 as permitted.  The disclosures required by this new guidance are included in Note C — Investments.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments

Portfolio Composition:

A summary of fixed maturities and equity securities available for sale by cost or amortized cost and estimated fair value at September 30, 2010 is as follows:

PORTFOLIO COMPOSITION AS OF SEPTEMBER 30, 2010

	Cost or	Gross	Gross		% of
	Amortized	Unrealized	Unrealized		Total Fixed
	Cost	Gains	Losses	Fair Value	Maturities*

Fixed maturities available for sale:
Bonds:

U.S. Government direct obligations and agencies	$2,671	$63	$—	$2,734	—%
GNMA pools	1,593	213	—	1,806	—
Other mortgage-backed securities	144	21	—	165	—
States, municipalities and political subdivisions	73,874	3,143	—	77,017	9
Foreign governments	485	248	—	733	—
Public utilities	131,488	17,251	—	148,739	17
Industrial and miscellaneous	504,840	41,841	(14,376)	532,305	60
Redeemable preferred stocks	130,480	4,074	(7,583)	126,971	14

Total fixed maturities	$845,575	$66,854	$(21,959)	$890,470	100%

* At fair value

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments (continued)

A schedule of fixed maturities by contractual maturity date at September 30, 2010 is shown below on an amortized cost basis and on a fair value basis.  Actual maturity dates could differ from contractual maturities due to call or prepayment provisions.

	Amortized	Fair
	Cost	Value

Fixed maturities available for sale:
Due in one year or less	$65,197	$66,329
Due from one to five years	9,038	9,884
Due from five to ten years	57,138	60,620
Due from ten to twenty years	168,228	181,538
Due after twenty years	544,237	570,128

	843,838	888,499
Mortgage-backed and asset-backed securities	1,737	1,971

	$845,575	$890,470

Cash proceeds received from sales of fixed maturities available for sale was $3.4 million in the first nine months of 2010 and $63.8 million in the same period of 2009.  Gross gains realized on those sales were $35 thousand in the 2010 period and $8.1 million in the 2009 period.  Gross losses realized on those sales were $244 thousand in the 2010 period and $3.5 million in the 2009 period.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments (continued)

Fair Value Measurements:

The following table represents assets measured at fair value on a recurring basis:

FAIR VALUE MEASUREMENTS AT SEPTEMBER 30, 2010 USING:

Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value

Corporates	$16,910	$783,230	$7,875	$808,015
States, municipals, and political subdivisions		77,017		77,017
Mortgage-backed securities		1,971		1,971
Other		3,467		3,467

Total fixed maturities	$16,910	$865,685	$7,875	$890,470

Percent of total	1.9%	97.2%	0.9%	100.0%

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments (continued)

The great majority of fixed maturities are not actively traded and direct quotes are not generally available.  Management therefore determines the fair values of these securities after consideration of data provided by third-party pricing services and independent broker/dealers. Over 98% of the fair value reported at September 30, 2010 was determined using data provided by third-party pricing services.  Prices provided by third-party pricing services are not binding offers but are estimated exit values.  They are based on observable market data inputs which can vary by security type.  Such inputs include benchmark yields, available trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market data.  Where possible, these prices were corroborated against other independent sources.  When corroborated prices produce small variations, the close correlation indicates observable inputs, and the median value is used.  When corroborated prices present greater variations, additional analysis is required to determine which value is the most appropriate.  When only one price is available, it is used if based on observable inputs and analysis confirms that it is appropriate.  All fair value measurements based on prices determined with observable market data are reported as Level 1 or Level 2 measurements.

When third-party vendor prices are not available, United Investors attempts to obtain at least three quotes from broker/dealers for each security.  When at least three quotes are obtained, and the standard deviation of such quotes is less than 3%, (suggesting that the independent quotes were likely derived using similar observable inputs), United Investors uses the median quote and classifies the measurement as Level 2.  At September 30, 2010, there were no assets valued as Level 2 in this manner with broker quotes.

When the standard deviation is 3% or greater, or United Investors cannot obtain three quotes, then additional information and management judgment are required to establish the fair value.  The measurement is then classified as Level 3.  United Investors uses information and valuation techniques deemed appropriate for determining the point within the range of reasonable fair value estimates that is most representative of fair value under current market conditions.  As of September 30, 2010, fair value measurements classified as Level 3 represented 1% of total fixed maturities and equity securities.

During the nine months ended September 30, 2010, corporate securities and redeemable preferred stock with a fair value of $14.2 million transferred from Level 2 to Level 1, as a result of the availability of a firm price.  Redeemable preferred stocks with a fair value of $16.3 million transferred from Level 1 to Level 2 due to the lack of a firm closing price quote.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments (continued)

The following tables represent changes in assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	For the nine months ended September 30, 2010
	Corporates*	Other	Total

Balance at January 1, 2010	$2,800	$654	$3,454
Total gains or losses:
Included in realized gains/losses
Included in other comprehensive income	6,032		6,032
Sales
Amortization	624		624
Other
Transfers in and/or out of Level 3	(1,581)	(654)	(2,235)

Balance at September 30, 2010	$7,875	$—	$7,875

Percent of total fixed maturity and equity securities	0.9%	0.0%	0.9%

* Includes redeemable preferred stocks

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments (continued)

	For the nine months ended September 30, 2009
	Corporates*	Total

Balance at January 1, 2009	$11,444	$11,444
Total gains or losses:
Included in realized gains/losses
Included in other comprehensive income	(3,132)	$(3,132)
Sales
Amortization	574	$574
Other
Transfers in and/or out of Level 3	(2,944)	(2,944)

Balance at September 30, 2009	$5,942	$5,942

Percent of total fixed maturity and equity securities	0.9%	0.9%

* Includes redeemable preferred stocks

Other-Than-Temporary Impairments:

There have been no impairments recognized during the first nine months of 2010. During the first nine month periods of  2009, United Investors determined that certain of its holdings in fixed maturities were other-than-temporarily impaired, resulting in writedowns on those securities.  Writedowns for other-than-temporary impairment are included in realized investment losses.   During the first nine months of 2009, United Investors wrote down $21 million of other-than-temporarily impaired corporate bonds to a fair value of $4 million, resulting in a total pretax writedown of $17 million ($11 million after tax).   All of this loss was considered credit-related and was charged to earnings.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note C—Investments (continued)

Unrealized Loss Analysis:

The following table discloses unrealized investment losses by class of investment at September 30, 2010.  The Company considers these investments not to be other-than-temporarily impaired.

ANALYSIS OF GROSS UNREALIZED INVESTMENT LOSSES

At September 30, 2010

	Less than		Twelve Months
	Twelve Months		or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss

Corporates	40,071	(435)	88,990	(13,941)	129,061	(14,376)
Redeemable preferred stocks	6,188	(18)	80,281	(7,565)	86,469	(7,583)

Total fixed maturities	$46,259	$(453)	$169,271	$(21,506)	$215,530	$(21,959)

United Investors held 10 issues (CUSIP numbers) at September 30, 2010 that had been in an unrealized loss position for less than twelve months, compared with 14 issues at December 31, 2009.  Additionally, 26 and 55 issues had been in an unrealized loss position twelve months or longer at September 30, 2010 and December 31, 2009, respectively. United Investors’ entire fixed-maturity and equity portfolio consisted of 314 issues at September 30, 2010 and 326 issues at December 31, 2009.  The weighted average quality rating of all unrealized loss positions as of September 30, 2010 was BBB-.

United Investors’ management believes that much of the unrealized loss in the year ago period was attributable to illiquidity in the financial market, which contributed to a spread widening, and accordingly increased unrealized losses on many securities that management expected to be fully recoverable.  Accordingly, as conditions in financial markets have improved more recently, unrealized losses in the portfolio have declined or diminished entirely. Even though the fixed maturity investments are available for sale, United Investors generally does not intend to sell and does not believe it will be required to sell any securities which are temporarily impaired until they mature due to the strong and stable cash flows generated by its insurance products.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Note D—Business Segments

United Investors’ segments are based on the insurance product lines it markets and administers; life insurance and annuities. These major product lines are set out as segments because of the common characteristics of products within these categories, comparability of margins, and the similarity in regulatory environment and management techniques. There is also an investment segment which manages the investment portfolio, debt, and cash flows for the insurance segments and the corporate function.

Life insurance products include traditional and interest-sensitive whole life insurance as well as term life and variable life insurance. Annuities include both fixed-benefit and variable contracts. Variable contracts allow policyholders to choose from a variety of mutual funds in which to direct their deposits.

United Investors markets its insurance products through a number of distribution channels, each of which sells the products of one or more of United Investors’ insurance segments. The tables below present segment premium revenue by each of United Investors’ marketing groups.

	For the Nine Months Ended September 30, 2010
	Life		Annuity		Total
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

Independent Producers	$5,059	10.7	$—	$—	$5,059	10.7
Waddell & Reed	31,833	67.3	—	—	31,833	67.3
Liberty National	8,003	16.9	—	—	8,003	16.9
United American	—	—	368	100.0	368	0.0
Globe Direct Response	2,441	5.2	—	—	2,441	5.2

Total premium income	$47,336	100.0	$368	100.0	$47,704	100.0

	For the Nine Months Ended September 30, 2009
	Life		Annuity		Total
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

Independent Producers	$5,168	10.5	$—	—	$5,168	10.4
Waddell & Reed	32,800	66.5	—	—	32,800	66.0
Liberty National	8,768	17.8	—	—	8,768	17.6
United American	—	0.0	406	100.0	406	0.8
Globe Direct Response	2,586	5.2	—	—	2,586	5.2

Total premium income	$49,322	100.0	$406	100.0	$49,728	100.0

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

Because of the nature of the insurance industry, United Investors has no individual or group which would be considered a major customer. Substantially all of United Investors’ business is conducted in the United States, primarily in the Southeast and Southwest regions.

The measure of profitability used by the Company for insurance segments is underwriting income before other income and administrative expenses; in accordance with the manner the segments are managed. It essentially represents gross profit margin on insurance products before administrative expenses and consists of premiums, less net policy obligations, acquisition expenses, and commissions. It differs from GAAP pretax operating income before other income and administrative expense for two primary reasons. First, there is a reduction to policy obligations for interest credited by contract to policyholders because this interest is earned and credited by the investment segment. Second, interest is also added to acquisition expense which represents the implied interest cost of DAC, which is funded by and is attributed to the investment segment.

The measure of profitability for the investment segment is excess investment income, which represents the income earned on the investment portfolio in excess of net policy requirements. The investment segment is measured on a tax-equivalent basis, equating the return on tax-exempt investments to the pretax return on taxable investments. Other than the above-mentioned interest allocations, there are no other inter-segment revenues or expenses. All other unallocated revenues and expenses on a pretax basis, including insurance administrative expense, are included in the “Other” segment category. The table below sets forth a reconciliation of United Investors’ revenues and operations by segment to its major income statement line items.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

	For the Nine Months Ended September 30, 2010
	Life	Annuity	Investment	Other	Total

Revenues:
Premiums	$47,336	$368	$—	$—	$47,704
Policy charges and fees	12,377	5,927	—	—	18,304
Net investment income	—	—	50,320	—	50,320
Other income	—	39,687	—	114	39,801

Total revenues	59,713	45,982	50,320	114	156,129

Benefits and expenses:
Policy benefits	47,252	30,160	—	—	77,412
Required reserve interest	(18,730)	(4,851)	23,581	—	—
Amortization of acquisition costs	7,062	10,598	—	—	17,660
Commissions and premium taxes	2,619	40	—	—	2,659
Required interest on acquisition costs	4,913	1,532	(6,445)	—	—

Total benefits and expenses	43,116	37,479	17,136	—	97,731

Underwriting income before other income and administrative expense	16,597	8,503	33,184	114	58,398
Other operating expenses	—	—	—	(3,691)	(3,691)

Measure of segment profitability	$16,597	$8,503	$33,184	$(3,577)	54,707

Realized investment gain adjustment					76,253

Pretax operating income					$130,960

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

(UNAUDITED)

(Dollar amounts in thousands except per share data)

	For the Nine Months Ended September 30, 2009
	Life	Annuity	Investment	Other	Total

Revenues:
Premiums	$49,322	$406	$—	$—	$49,728
Policy charges and fees	13,236	6,792	—	—	20,028
Net investment income	—	—	50,730	—	50,730
Other income	—	29,657	—	22	29,679

Total revenues	62,558	36,855	50,730	22	150,165

Benefits and expenses:
Policy benefits	49,754	29,093	—	—	78,847
Required reserve interest	(18,496)	(5,244)	23,740	—	—
Amortization of acquisition costs	7,408	6,084	—	—	13,492
Commissions and premium taxes	2,843	159	—	—	3,002
Required interest on acquisition costs	5,310	1,746	(7,056)	—	—

Total benefits and expenses	46,819	31,838	16,684	—	95,341

Underwriting income before other income and administrative expense	15,739	5,017	34,046	22	54,824
Other operating expenses	—	—	—	(5,955)	(5,955)

Measure of segment profitability	$15,739	$5,017	$34,046	$(5,933)	48,869

Realized investment gain adjustment					88,412

Pretax operating income					$137,281

Assets for each segment are reported based on a specific identification basis. The insurance segments’ assets contain DAC, VOBA, and separate account assets. The investment segment includes the investment portfolio, cash, and accrued investment income. All other assets are included in the other category. The table below reconciles segment assets to total assets as reported in the accompanying financial statements.

	September 30, 2010
	Life	Annuity	Investment	Other	Total

Cash and invested assets	$—	$—	$1,125,172	$—	$1,125,172
Accrued investment income	—	—	18,466	—	18,466
DAC & VOBA	104,170	63,787	—	—	167,957
Goodwill	23,563	3,065	—	—	26,628
Separate account assets	155,898	576,006	—	—	731,904
Other assets	—	832,255	58,141	12,168	902,564

Total assets	$283,631	$1,475,113	$1,201,779	$12,168	$2,972,691

United Investors Life

Insurance Company

Financial Statements as of December 31, 2009

and 2008, and for the Years Ended December 31,

2009, 2008, and 2007, and Report of Independent

Registered Public Accounting Firm

UNITED INVESTORS LIFE INSURANCE COMPANY

TABLE OF CONTENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2009 AND 2008, AND FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007:

Balance Sheets	2–3

Statements of Operations	4

Statements of Comprehensive Income (Loss)	5

Statements of Shareholder’s Equity	6

Statements of Cash Flows	7

Notes to Financial Statements	8–41

Deloitte & Touche LLP 420 20th Street North Suite 2400 Birmingham, AL 35203-3289 USA Tel: +1 205 321 6000 Fax: +1 205 322 2828 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

United Investors Life Insurance Company:

We have audited the accompanying balance sheets of United Investors Life Insurance Company (“United Investors”) as of December 31, 2009 and 2008, and the related statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of United Investors’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. United Investors is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of United Investors’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of United Investors as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

April 30, 2010

Member of Deloitte Touche Tohmatsu

UNITED INVESTORS LIFE INSURANCE COMPANY

BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands, except share and per-share data)

	2009	2008
ASSETS

INVESTMENTS:
Fixed maturities — available for sale, at fair value (amortized cost: 2009 — $748,173; 2008 — $785,304)	$707,044	$639,255
Preferred stock of affiliate	188,212	188,212
Policy loans	32,085	31,192
Short-term investments	59,522	54,037

Total investments	986,863	912,696

CASH	847	12,332

ACCRUED INVESTMENT INCOME (Includes amounts from affiliates: 2009 $477; 2008 — $477)	14,037	14,189

RECEIVABLES	5,332	6,311

DUE FROM AFFILIATE (Includes funds withheld on reinsurance: 2009 — $815,941; 2008 — $675,481)	860,744	719,588

DEFERRED ACQUISITION COSTS AND VALUE OF INSURANCE PURCHASED — Net	198,139	221,526

GOODWILL	26,628	26,628

OTHER ASSETS	1,863	1,783

SEPARATE ACCOUNT ASSETS	792,823	758,023

TOTAL	$2,887,276	$2,673,076

		(Continued	)

UNITED INVESTORS LIFE INSURANCE COMPANY

BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(Dollar amounts in thousands, except share and per-share data)

	2009	2008
LIABILITIES AND SHAREHOLDER’S EQUITY

LIABILITIES:
Policy liabilities:
Future policy benefits (includes reserves assumed from affiliates: 2009 — $820,855; 2008 — $691,601)	$1,377,692	$1,234,092
Unearned and advance premiums	1,594	1,687
Other policy benefits	11,089	10,414

Total policy liabilities	1,390,375	1,246,193

Current and deferred income taxes	68,985	15,582
Other liabilities	5,301	4,928
Modified coinsurance agreement derivative liability	15,848	114,852
Due to affiliates	-	33,024
Separate account liabilities	792,823	758,023

Total liabilities	2,273,332	2,172,602

SHAREHOLDER’S EQUITY:
Common stock, par value $6 per share — authorized, issued, and outstanding, 500,000 shares	3,000	3,000
Additional paid-in capital	352,196	352,176
Accumulated other comprehensive loss	(22,049)	(79,337)
Retained earnings	280,797	224,635

Total shareholder’s equity	613,944	500,474

TOTAL	$2,887,276	$2,673,076

See notes to financial statements.		(Concluded	)

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

(Dollar amounts in thousands)

	2009	2008	2007

REVENUE:
Premium income	$65,671	$69,004	$71,798
Policy charges and fees	26,875	34,597	40,980
Net investment income (includes income from affiliates:
2009 — $14,083; 2008 — $15,937; 2007 — $16,005)	66,838	70,453	71,409
Realized investment gains (losses) (includes amounts from
affiliates: 2009 — $99,005; 2008 — $(114,069);
2007 — $(7,695))	86,838	(125,526)	(7,242)
Other income (includes amounts from affiliates:
2009 — $42,691; 2008 — $43,383; 2007 — $31,612)	42,713	43,810	32,131

Total revenue	288,935	92,338	209,076

BENEFITS AND EXPENSES:
Policy benefits:
Individual life	66,321	71,144	65,573
Annuity	38,624	38,990	27,674

Total policy benefits	104,945	110,134	93,247

Amortization of deferred acquisition costs and value of
insurance purchased	19,095	23,790	21,843
Commissions and premium taxes	3,861	5,915	4,634
Other operating expenses	7,252	6,024	6,832

Total benefits and expenses	135,153	145,863	126,556

INCOME (LOSS) BEFORE INCOME TAXES	153,782	(53,525)	82,520

INCOME TAXES	(50,519)	25,425	(21,940)

NET INCOME (LOSS)	$103,263	$(28,100)	$60,580

See notes to financial statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

(Dollar amounts in thousands)

	2009	2008	2007

NET INCOME (LOSS)	$103,263	$(28,100)	$60,580

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized investment gains (losses) on securities:
Unrealized holding gains (losses) arising during period	92,450	(144,004)	(24,389)
Reclassification adjustment for losses (gains)
on securities included in net income (loss)	12,167	4,953	(453)
Reclassification adjustment for amortization of
premium (discount)	303	(376)	938
Unrealized (gains) losses — adjustment to deferred
acquisition costs	(16,838)	23,218	3,552

Unrealized gains (losses) on securities	88,082	(116,209)	(20,352)

Applicable income taxes	(30,828)	40,673	7,123

Unrealized gains (losses) — net of tax	57,254	(75,536)	(13,229)

Pension adjustments	53	(38)	(222)
Less applicable taxes	(19)	13	78

Pension adjustments — net of tax	34	(25)	(144)

Other comprehensive income (loss)	57,288	(75,561)	(13,373)

COMPREHENSIVE INCOME (LOSS)	$160,551	$(103,661)	$47,207

See notes to financial statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF SHAREHOLDER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

(Dollar amounts in thousands)

			Accumulated
		Additional	Other		Total
	Common	Paid-In	Comprehensive	Retained	Shareholder’s
	Stock	Capital	Income (Loss)	Earnings	Equity

BALANCE — January 1, 2007	$3,000	$351,925	$9,597	$321,474	$685,996

Comprehensive income (loss)	-	-	(13,373)	60,580	47,207

Dividends	-	-	-	(66,900)	(66,900)

Stock-based compensation	-	66	-	-	66

Exercise of stock options	-	4	-	-	4

Adoption of accounting standard (Note 7)	-	-	-	59	59

BALANCE — December 31, 2007	3,000	351,995	(3,776)	315,213	666,432

Comprehensive income (loss)	-	-	(75,561)	(28,100)	(103,661)

Dividends	-	-	-	(62,478)	(62,478)

Stock-based compensation	-	65	-	-	65

Exercise of stock options	-	116	-	-	116

BALANCE — December 31, 2008	3,000	352,176	(79,337)	224,635	500,474

Comprehensive income (loss)	-	-	57,288	103,263	160,551

Dividends	-	-	-	(47,101)	(47,101)

Stock-based compensation	-	20	-	-	20

BALANCE — December 31, 2009	$3,000	$352,196	$(22,049)	$280,797	$613,944

See notes to financial statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

(Dollar amounts in thousands)

	2009	2008	2007

OPERATING ACTIVITIES:
Net income (loss)	$103,263	$(28,100)	$60,580
Adjustments to reconcile net income to net cash provided
from operations:
Increase in future policy benefits	143,182	130,171	89,862
Change in other policy liabilities	42	(484)	(1,392)
Deferral of policy acquisition costs	(12,546)	(13,917)	(14,725)
Amortization of deferred acquisition costs and value of insurance purchased	19,095	23,790	21,843
Change in deferred and accrued income taxes	22,556	(44,818)	(4,672)
Depreciation, accretion and amortization	317	(361)	957
Realized losses on investments	(86,838)	125,526	7,242
Increase in funds withheld on reinsurance	(140,460)	(129,407)	(94,927)
Other accruals and adjustments	1,490	(9,643)	(229)
Net cash provided by operating activities	50,101	52,757	64,539
INVESTING ACTIVITIES:
Investments sold or matured:
Fixed maturities available for sale — sold	69,525	23,495	14,550
Fixed maturities available for sale — matured, called, and repaid	65,208	76,216	133,055
Preferred stock of affiliate	-	45,696	-
Total investments sold or matured	134,733	145,407	147,605
Acquisition of investments — fixed maturities available for sale	(110,071)	(68,781)	(140,767)
Net change in short-term investments	(5,485)	(42,628)	8,560
Net amounts loaned to affiliates	(35,000)	(10,000)	-
Net change in policy loans	(893)	162	(2,876)
Net change in receivable for securities	1,273	3,654	(9,079)
Net cash (used in) provided by investing activities	(15,443)	27,814	3,443
FINANCING ACTIVITIES:
Cash dividends paid to shareholders	(47,101)	(62,478)	(66,900)
Funds borrowed from affiliates	15,000	33,000	16,000
Funds repaid to affiliates	(15,000)	(40,000)	(9,000)
Net receipts (payments) from deposit product operations	958	1,239	(8,082)
Net cash used in financing activities	(46,143)	(68,239)	(67,982)
NET INCREASE IN CASH	(11,485)	12,332	-
CASH — Beginning of year	12,332	-	-
CASH — End of year	$847	$12,332	$-

See notes to financial statements.

UNITED INVESTORS LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 AND 2008, AND

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

(Dollar amounts in thousands, except per-share data)

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business — United Investors Life Insurance Company (“United Investors”) is a life insurer licensed in 49 states and is domiciled in the State of Nebraska. United Investors offers a full range of life, annuity, and variable products through its agents and is subject to competition from other insurers throughout the United States. United Investors is subject to regulation by the insurance departments of states in which it is licensed and undergoes periodic examinations by those departments.

Basis of Presentation — The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). They include the accounts of United Investors, an indirect wholly owned subsidiary of Torchmark Corporation (TMK or Torchmark). United Investors is wholly owned by Liberty National Life Insurance Company (Liberty National), a wholly owned TMK subsidiary.

Estimates — In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. The estimates susceptible to significant change are those used in amortizing deferred acquisition costs; determining the liabilities for policy reserves, losses, and claims; determining the fair value of investments and embedded derivatives; and evaluation of securities for other-than-temporary-impairments.

Investments — United Investors classifies all of its fixed maturity investments, which include bonds and redeemable preferred stocks, as available-for-sale. Investments classified as available-for-sale are carried at fair value with unrealized gains and losses, net of deferred taxes, reflected directly in accumulated other comprehensive income (loss). Policy loans are carried at unpaid principal balances. Short-term investments include certificates of deposit and other interest-bearing time deposits with original maturities within twelve months.

Gains and losses realized on the disposition of investments are recognized as revenue and are determined on a specific identification basis. Realized investment gains and losses and investment income attributable to separate accounts are credited to the separate accounts and have no effect on United Investors’ net income. Investment income attributable to other insurance policies and products is included in United Investors’ net investment income (loss). Net investment income for the years ended December 31, 2009, 2008, and 2007, included approximately $31,695, $31,825, and $32,563, respectively, which was allocable to policyholder reserves or accounts. Realized investment gains and losses are not allocated to insurance policyholders’ liabilities.

Fair Value Measurements — Effective January 1, 2008, the Financial Accounting Standards Board (FASB) issued and United Investors adopted new guidance surrounding fair value accounting. This new guidance clarified the definition of fair value, established a hierarchy for measuring fair value, and expanded disclosures about measurement methodology and its effects on fair value. It did not change which assets or liabilities are measured at fair value. The provisions were applied prospectively. The adoption of this guidance had no material impact on United Investors’ financial position or results of operations, as United Investors’ assets and liabilities have historically been measured substantially in accordance with its provisions. This guidance was amended in April, 2009 by the FASB providing additional guidance for estimating the fair value of assets or liabilities when the level of transaction activity has decreased and for identifying when transactions are not orderly. The amended guidance was effective for interim and annual reporting periods ending after June 15, 2009. United Investors adopted the new guidance for period ending December 31, 2009. There were no significant changes in valuation techniques to arrive at fair value as a result of the adoption. Therefore, the impact of adoption of the revised guidance was not material to the investment portfolio. For specific information regarding United Investors’ measurements and procedures in valuing financial instruments, please see Note 3 — Investments under the caption Fair Value Measurements.

Determination of Fair Values of Financial Instruments — Fair values for cash, short-term investments, receivables, and payables approximate carrying value. Fair values for long-term debt and equity securities are based on quoted market prices, where available. Otherwise, fair values are based on quoted market prices of comparable instruments in active markets, quotes in inactive markets, or other observable criteria. As noted above, additional information concerning the fair value of securities is found in Note 3 — Investments under the caption Fair Value Measurements. Policy loans, which have indeterminate maturities and bear interest at rates ranging from 4% to 8%, are an integral part of the life insurance policies which United Investors has in force and, in United Investors’ opinion, cannot be valued separately.

Impairment of Investments — United Investors evaluates securities for other-than-temporary impairment as described in Note 3 — Investments under the caption Other-Than-Temporary-Impairments. If a security is determined to be other-than-temporarily impaired, the cost basis of the security is written down to fair value and is treated as a realized loss. The written-down security will be amortized and revenue recognized in accordance with estimated future cash flows.

In April 2009, the FASB also amended previous guidance concerning other-than-temporary impairments of debt securities and changed the presentation of other-than-temporary impairments in the financial statements. If an entity intends to sell or it is more likely than not it will be required to sell an impaired security prior to recovery of its cost basis, the security is to be considered other-than-temporarily impaired and the full amount of the impairment must be charged to earnings. Otherwise, losses on securities which are other-than-temporarily impaired are separated into two categories, the portion of loss which is considered credit loss and the portion of loss which is due to other factors. The credit loss portion is charged to earnings while the loss due to other factors is charged to other comprehensive income, both charges net of tax. The revised guidance called for an opening cumulative effect adjustment to reclassify an unrecognized after-tax credit loss on each previously other-than-temporarily impaired security held at the beginning of the period of adoption as an adjustment to retained earnings as a corresponding adjusted to accumulated other comprehensive income. The revisions were effective for interim and annual periods after June 15, 2009. Disclosures for earlier periods for comparative purposes were not required until the comparative periods end after initial adoption.

United Investors adopted the amended guidance for year ended December 31, 2009. Adoption resulted in no cumulative effect adjustment to opening retained earnings or to accumulated other comprehensive income as of January 1, 2009. Application of the new guidance did not have any impact on the Company. See Note — 3 Investments under the caption Other-Than-Temporary Impairments for a full discussion and disclosures related to other-than-temporarily impairments.

Cash — Cash consists of balances on hand and on deposit in banks and financial institutions. Overdrafts arising from the overnight investment of funds offset cash balances on hand and on deposit.

Embedded Derivative — United Investors has a modified coinsurance agreement with an affiliated Torchmark company that includes an embedded derivative. United Investors’ “Due from Affiliates” on the accompanying balance sheets includes funds withheld on this reinsurance agreement. This amount represents funds contractually withheld by a ceding Torchmark affiliated insurance carrier in accordance with an annuity reinsurance agreement. This agreement is written on a modified-coinsurance, funds-withheld basis, with assets equal to the net statutory reserves being withheld and legally owned by the ceding company. Income on the assets accrues to United Investors as defined by the treaty terms. United Investors, as the assuming company, assumes the credit and interest-rate risk for the changes in the fair value of these assets, even though they are owned by the ceding company. Therefore, this exchange of risk is considered to be an embedded derivative. This derivative must be measured at fair value and is carried as “other long-term investments” or “modified coinsurance derivative liability” on the accompanying balance sheets, depending on its value at the reporting date. Changes in the value of this asset are reported in income (realized investment gains (losses)), although it is a noncash adjustment. The fair value of this instrument is affected by changes in interest rates and changes in credit risks of the assets held by the ceding company.

Recognition of Premium Revenue and Related Expenses — Premium income for traditional long-duration life insurance products is recognized when due from the policyholder. Profits for limited-payment life insurance contracts are recognized over the contract period. Premiums for universal life-type and annuity contracts are added to the policy account value, and revenues from such products are recognized as charges to the policy account value for mortality, administration, and surrenders (retrospective deposit method). Variable life and annuity products are also assessed an investment management fee and a sales charge, which are included within the statements of operations as a component of policy charges and fees. Life premium segment includes policy charges of $17,698, $20,826, and $21,112 for the years ended December 31, 2009, 2008, and 2007, respectively. The annuity segment includes annuity policy charges for the years ended December 31, 2009, 2008, and 2007, of $9,177, $13,771, and $19,868, respectively. Profits are also earned to the extent that investment income exceeds policy liability requirements. The related benefits and expenses are matched with revenues by means of the provision for future policy benefits and the amortization of deferred acquisition costs in a manner which recognizes profits as they are earned over the same period.

Future Policy Benefits — The liability for future policy benefits for universal life-type products and annuities is represented by policy account value. The liability for future policy benefits for all other life products is provided on the net level premium method based on estimated investment yields, mortality, persistency, and other assumptions which were considered appropriate at the time the policies were issued. Assumptions used are based on United Investors’ experience with similar products. For the majority of United Investors’ insurance products, the assumptions used were those considered to be appropriate at the time the policies were issued. Once established, assumptions are generally not changed. An additional provision is made on most products to allow for possible adverse deviation from the assumptions. These estimates are periodically reviewed and compared with actual experience. If it is determined that existing contract liabilities, together with the present value of future gross premiums, will not be sufficient to cover the present value of future benefits and to recover unamortized acquisition costs, then a premium deficiency exists. Such a deficiency would be recognized immediately by a charge to earnings and either a reduction of unamortized acquisition costs or an increase in the liability for future policy benefits. From that point forward, the liability for future policy benefits would be based on the revised assumptions.

Deferred Acquisition Costs and Value of Insurance Purchased — The costs of acquiring new insurance business are generally deferred and recorded as an asset. Deferred acquisition costs consist primarily of sales commissions and other underwriting costs of new insurance sales. Additionally, deferred acquisition costs include the value of insurance purchased, which are the costs of acquiring blocks of insurance from other companies or through the acquisition of other companies. Deferred acquisition costs and the value of insurance purchased are amortized in a systematic manner which matches these costs with the associated revenues. Policies other than universal life-type policies are amortized with interest over the estimated premium-paying period of the policies in a manner which charges each year’s operations in proportion to the receipt of premium income. Limited-payment contracts are amortized over the contract period. Universal life-type policies are amortized with interest in proportion to estimated gross profits. The assumptions used to amortize acquisition costs with regard to interest, mortality, and persistency are consistent with those used to estimate the liability for future policy benefits. For interest-sensitive and deposit-balance type products, these assumptions are reviewed on a regular basis and are revised if actual experience differs significantly from original expectations. For all other products, amortization assumptions are generally not revised once established. Deferred acquisition costs are subject to periodic recoverability and loss recognition testing to determine if there is a premium deficiency. These tests ensure that the present value of future contract-related cash flows will support the capitalized deferred acquisition cost asset. These cash flows consist primarily of premium income, less benefits and expenses taking inflation into account. The present value of these cash flows, less the benefit reserve, is then compared with the unamortized deferred acquisition cost balance. In the event the estimated present value of net cash flows is less, this deficiency would be recognized by a charge to earnings and either a reduction of unamortized acquisition costs or an increase in the liability for future benefits, as described under the caption Future Policy Benefits.

Policy Claims and Other Benefits Payable — United Investors establishes a liability for known policy benefits payable and an estimate of claims that have been incurred but not yet reported to United Investors. The estimate of unreported claims is based on prior experience. United Investors makes an estimate after careful evaluation of all information available to United Investors. However, there is no certainty the stated liability for claims and other benefits, including the estimate of unreported claims, will be United Investors’ ultimate obligation.

Separate Accounts — Separate accounts have been established in connection with United Investors’ variable life and annuity businesses. The investments held for the benefit of contract holders (stated at fair value) are reported as “separate account assets” and the corresponding deposit balance liabilities are reported as “separate account liabilities” on the accompanying balance sheets. The separate account investment portfolios and liabilities are segregated from United Investors’ other assets and liabilities, and these assets are invested in mutual funds of various unaffiliated mutual fund providers. Deposit collections, investment income, and realized and unrealized gains and losses on separate accounts accrue directly to the contract holders. Therefore, these items are added to the separate account balance and are not reflected in income. Fees are charged to the deposit balance for insurance risk, administration, and surrender. There is also a sales charge and an investment management fee. These fees and charges are included in “premium income” on the accompanying statements of operations.

Guaranteed Minimum Policy Benefits — United Investors’ variable annuity contracts generally provide contractual guarantees in the event of death of the contract holder or in some cases the annuitant. These benefits provide at least a return of the total deposits made to the contract, adjusted for withdrawals. Under certain conditions, they also provide that the benefit will not be less than the highest contract value on certain specified anniversaries, adjusted for additional deposits and withdrawals after those anniversaries.

United Investors accounts for these guarantees in accordance with specific accounting guidance, which covers various aspects of accounting for nontraditional product features in order to increase uniformity in practice. The liability for these minimum guarantees is determined each period end by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The liability is determined using actuarial methods and assumptions including mortality, lapses, and interest. United Investors regularly evaluates estimates used. If actual experience or other evidence suggests that earlier assumptions should be revised, United Investors adjusts or “unlocks” the additional liability balance with a related charge or credit to benefit expense. During each of the years 2007 through 2009, United Investors determined these guaranteed minimum death benefits using 200 representative economic scenarios along with the following assumptions:

•                  Mortality — 70% of the 1994 Minimum Guaranteed Death Benefit mortality tables for 2009 and 2008 and 80% for 2007

•                  Lapse rate — minimum of 5% per year

•                  Discount rate — 6%

At December 31, 2009, the separate account liability balance subject to guaranteed minimum benefits was $634,661. The net amount at risk, which is defined as the current minimum guaranteed death benefit in excess of the current account balance, was $35,914. The assets supporting the separate accounts with the additional guaranteed benefit liabilities were invested solely in mutual funds of unaffiliated mutual fund providers.

The amount of liabilities and the incurred and paid amounts for 2009, 2008, and 2007 were as follows:

	2009	2008	2007

Beginning balance	$2,545	$1,055	$2,641
Incurred guaranteed benefits	655	647	731
Paid guaranteed benefits	(1,901)	(970)	(960)

Ending balance — before unlocking	1,299	732	2,412

Adjustments due to unlocking	(222)	1,813	(1,357)

Ending balance — after unlocking	$1,077	$2,545	$1,055

The unlocking of assumptions also resulted in a decrease in the associated deferred acquisition cost assets of approximately $(2,480), $(7,461), and $(1,392) for 2009, 2008, and 2007, respectively. The net effect of the unlocking was a decrease in reported income of $(2,258), $(9,274), and $(36) for 2009, 2008, and 2007, respectively.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement book values and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

United Investors adopted and implemented interpretive accounting guidance concerning uncertain tax positions on January 1, 2007. This guidance was issued to clarify the accounting for income taxes by providing methodology for the financial statement recognition and measurement of uncertain income tax positions taken or expected to be taken in a tax return. The impact of this adoption is described in Note 6 — Income Taxes.

Interest Expense — Interest expense includes interest on borrowed funds not used in the production of investment income. Interest expense directly related to the production of investment income is deducted from investment income.

Property and Equipment — Property and equipment, included in “Other Assets,” is reported at cost less allowances for depreciation. Depreciation is recorded primarily on the straight-line method over the estimated useful lives of these assets, which range from two to ten years. Ordinary maintenance and repairs are charged to income as incurred. Impairments, if any, are recorded when, based on events and circumstances, it is evident that the fair value is less than the carrying amount. Original cost of property and equipment was $200 at December 31, 2009 and 2008. Accumulated depreciation was $185 and $171 at year end 2009 and 2008 respectively. Depreciation expense was $14 for the years ended December 31, 2009 and 2008 and is included in “Other operating expenses.”

Goodwill — The excess cost of businesses acquired over the fair value of their net assets is reported as goodwill. Goodwill is subject to annual impairment testing based on the procedures outlined by specific accounting guidance. Amortization of goodwill is not permitted. United Investors tested its goodwill annually in each of the years 2007 through 2009. The tests involve assigning the carrying value of each of the components of United Investors’ segments, including the portion of goodwill assigned to each component. The fair value of each component is measured against that component’s corresponding carrying value. Because the fair value exceeded the carrying value, including goodwill, of each component in each period, United Investors’ goodwill was not impaired in any of the periods. Therefore, United Investors continues to carry its goodwill at the January 1, 2002, balance of $26,628.

Stock Options — Torchmark, the indirect parent company of United Investors, grants stock options in Torchmark stock to employees of its subsidiary companies. Stock options granted to employees of United Investors by Torchmark are recorded as compensation expense of United Investors. United Investors accounts for its stock options under the fair value method, which requires companies to recognize an expense in their financial statements for stock options based on a “fair value” for the grant. The fair value method requires that a fair value be assigned to a stock option on its grant date and that this value be amortized over the grantees’ service period. The fair value method requires the use of an option valuation model to value employee stock options. United Investors has elected to use the Black-Scholes valuation model for option expensing. No options were granted to United Investors’ employees in 2009. A summary of assumptions for options granted in 2008 and 2007 is as follows:

	2008	2007

Volatility factor	11.70%	12.20%
Dividend yield	0.80%	0.80%
Expected term (in years)	4.75	4.75
Risk-free interest rate	2.80%	4.79%

All of the above assumptions, with the exception of the expected term, are obtained from independent data services. The expected term is generally derived from Company experience. However, expected terms of grants made under the Torchmark Corporation 2005 Incentive Plan (2005 Plan) and the 2007 Long-Term Compensation Plan (2007 Plan), involving grants made in the years 2005 through 2008, were determined based on the simplified method. This method was used because the 2005 and 2007 Plans limited grants to a maximum contract term of seven years, and United Investors had no previous experience with seven-year contract terms. Prior to 2005, substantially all grants contained ten-year terms. Because a large portion of these grants vest over a three-year period, United Investors does not have sufficient exercise history to determine an appropriate expected term on these grants. Volatility and risk-free interest rates are assumed over a period of time consistent with the expected term of the option.

Volatility is measured on a historical basis. Monthly data points are utilized by the independent quote service to derive volatility for periods greater than three years. Expected dividend yield is based on current dividend yield held constant over the expected term. Once the fair value of an option has been determined, it is amortized on a straight-line basis over the employee’s service period for that grant (from the grant date to the date the grant is fully vested).

Postretirement Benefits — United Investors accounts for its defined benefit pension plans by recognizing the funded status of its postretirement benefit plans on its Balance Sheets. Periodic gains and losses attributable to changes in plan assets and liabilities that are not recognized as components of net periodic benefit costs are recognized as components of other comprehensive income, net of tax. As of December 31, 2009, United Investors adopted new accounting guidance requiring new disclosures about assets in its pension plans. The new disclosures include information about how investment decisions are made, categories of assets, information about how assets are valued, and concentrations of risk. More information concerning the accounting and disclosures for postretirement benefits is found in Note 7 — Postretirement Benefits And Stock Option Plans.

New Accounting Standards —

Codification — United Investors adopted the new FASB Accounting Standards Codification as of July 1, 2009. This codification reorganizes and codifies all non-SEC GAAP, and supersedes all previously-issued non-SEC accounting and reporting standards. It also revised the hierarchy of GAAP. The codification is, as of the effective date, the source of all authoritative non-SEC GAAP. Upon adoption, the codification did not change any guidance, but only rearranged previously-issued guidance in a topical manner. On the effective date of codification, substantially all existing non-SEC accounting and reporting standards were superseded, and are no longer referenced by title in these financial statements.

2.     STATUTORY ACCOUNTING

United Investors is required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from GAAP. Net income and capital and surplus on a statutory basis for United Investors were as follows:

Net Income			Capital and Surplus
Year Ended December 31			at December 31
2009	2008	2007	2009	2008

$37,081	$39,887	$62,742	$466,771	$420,956

Regulatory restrictions exist on the transfer of funds from insurance companies. In the absence of special approval, these restrictions generally limit the payment of dividends by stock life insurance companies in any one year to an amount equal to the greater of statutory net gain from operations from the previous year or 10% of surplus as regards to policy holders reported for the previous year. Additionally, insurance companies are not permitted to distribute the excess of shareholders’ equity as determined on a GAAP basis over that determined on a statutory basis. Restricted net assets at December 31, 2009, in compliance with all regulations, were $149,165. Without formal regulatory approval, United Investors can pay its stockholder dividends of approximately $52,038 in 2009, which represents net gain on a statutory basis before realized gains and losses.

The RBC formula is a threshold formula rather than a target capital formula. It is designed only to identify companies that require regulatory attention and is not to be used to rate or rank companies that are adequately capitalized. United Investors exceeded the minimum RBC requirements as of December 31, 2009 and 2008.

3.       INVESTMENTS

Investment income is summarized as follows:

	2009	2008	2007

Fixed maturities	$53,365	$54,606	$55,069
Policy loans	1,890	1,856	1,782
Other long-term investments	71	118	75
Short-term investments	31	251	794
Interest and dividends from affiliates	14,083	15,936	16,004

	69,440	72,767	73,724

Less investment expense	(2,602)	(2,314)	(2,315)

Net investment income	$66,838	$70,453	$71,409

Analysis of gains (losses) from investments —
realized investment gains (losses):
Fixed maturities	$(12,167)	$(11,457)	$453
Change in derivative value	99,005	(114,069)	(7,695)

Realized investment gains (losses)	$86,838	$(125,526)	$(7,242)

A summary of fixed maturities available-for-sale by amortized cost, gross unrealized gains and losses, fair value, and carrying value at December 31, 2009 and 2008, is as follows:

2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed maturities available for sale:
Bonds:
U.S. government direct obligations and agencies	$4,438	$81	$-	$4,519
GNMA pools	1,836	235	-	2,071
Other mortgage-backed securities	362	26	-	388
States, municipalities and political subdivisions	18,772	-	(468)	18,304
Foreign governments	485	169	-	654
Public utilities	121,190	4,762	(980)	124,972
Industrial and miscellaneous	470,524	16,889	(40,550)	446,863
Redeemable preferred stocks	130,566	3,186	(24,479)	109,273

Total fixed maturities	$748,173	$25,348	$(66,477)	$707,044

2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed maturities available for sale:
Bonds:
U.S. government direct obligations and agencies	$3,040	$106	$-	$3,146
Government-sponsored enterprises	16,720	-	(1,649)	15,071
GNMA pools	2,171	163	-	2,334
Other mortgage-backed securities	620	14	(1)	633
Foreign governments	965	206	-	1,171
Public utilities	91,680	500	(6,210)	85,970
Industrial and miscellaneous	544,915	8,537	(106,886)	446,566
Redeemable preferred stocks	125,193	1,466	(42,295)	84,364

Total fixed maturities	$785,304	$10,992	$(157,041)	$639,255

A schedule of fixed maturities by contractual maturity at December 31, 2009, is shown below on an amortized cost basis and on a fair value basis. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

	Amortized	Fair
	Cost	Value
Fixed maturities available for sale:
Due in one year or less	$36,036	$36,822
Due after one year through five years	57,399	59,487
Due after five years through ten years	40,376	40,689
Due after ten years through twenty years	189,452	182,522
Due after twenty years	422,712	385,065
	745,975	704,585
Mortgage-backed securities	2,198	2,459
	$748,173	$707,044

Proceeds from sales of fixed maturities available-for-sale were $69,525 in 2009, $23,495 in 2008, and $14,550 in 2007. Gross gains realized on these sales were $8,487 in 2009, $243 in 2008, and $16 in 2007. Gross losses realized on these sales were $3,544 in 2009, $118 in 2008, and $344 in 2007.

During 2008, United Investors sold 52,200 shares of TMK 6.5% Cumulative Preferred Stock to Liberty National, resulting in proceeds of $45.7 million and a realized loss of $6.5 million. No sales of equity securities occurred in 2009 or 2007.

Fair Value Measurements — United Investors measures the fair value of its financial assets based on a hierarchy consisting of three levels to indicate the quality of the fair value measurements as described below:

•     Level 1 — fair values are based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date

•     Level 2 — fair values are based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that can otherwise be corroborated by observable market data.

•     Level 3 — fair values are based on inputs that are considered unobservable where there is little, if any, market activity for the asset or liability as of the measurement date. In this circumstance, United Investors has to rely on values derived by independent brokers or internally-developed assumptions. Unobservable inputs are developed based on the best information available to the Company which may include the United Investors’ own data or bid and ask prices in the dealer market.

The following tables represent assets measured at fair value on a recurring basis:

	Fair Value Measurements at December 31, 2009, Using:
	Quoted
	Prices in
	Active	Significant	Significant
	Markets for	Other	Other
	Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
Description	(Level 1)	(Level 2)	(Level 3)	Value
Corporates	$16,322	$661,986	$2,800	$681,108
Mortgage-backed securities	-	2,459	-	2,459
Other*	-	22,823	654	23,477
Total	$16,322	$687,268	$3,454	$707,044
Percent of total	2.3%	97.2%	0.5%	100%

* Includes U.S. government, government-sponsored enterprises, and foreign governments.

	Fair Value Measurements at December 31, 2008, Using:
	Quoted
	Prices in
	Active	Significant	Significant
	Markets for	Other	Other
	Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Fair
Description	(Level 1)	(Level 2)	(Level 3)	Value
Corporates	$12,845	$592,612	$11,443	$616,900
Mortgage-backed securities	-	2,967	-	2,967
Other*	-	19,388	-	19,388
Total	$12,845	$614,967	$11,443	$639,255
Percent of total	2.0%	96.2%	1.8%	100%

* Includes U.S. government, government-sponsored enterprises, and foreign governments.

The great majority of United Investors’ fixed maturities are not actively traded and direct quotes are not generally available. Management therefore determines the fair values of these securities after consideration of data provided by third-party pricing services and independent broker/dealers. Over 99% of the fair value reported at December 31, 2009 was determined using data provided by third-party pricing services. Prices provided by third-party pricing services are not binding offers but are estimated exit values. They are based on observable market data inputs which can vary by security type. Such inputs include benchmark yields, available trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market data. Where possible, these prices were corroborated against other independent sources. When corroborated prices present greater variations, additional analysis is required to determine which value is the most appropriate. When only one price is available, management evaluates observable inputs and performs additional analysis to confirm that the price is appropriate. All fair value measurements based on prices determined with observable market data are reported as Level 1 or Level 2 measurements.

When third party vendor prices are not available, United Investors attempts to obtain at least three quotes from broker/dealers for each security. When at least three quotes are obtained, and a standard deviation of such quotes is less than 3%, (suggesting that the independent quotes were likely derived using similar observable inputs), United Investors uses the median quote and classifies the measurement as Level 2. At December 31, 2009, there were no Level 2 assets valued in this manner with broker quotes.

When the standard deviation is 3% or greater, or United Investors cannot obtain three quotes, then additional information and management judgment are required to establish the fair value. The measurement is then classified as Level 3. The Company uses information and valuation techniques deemed appropriate for determining the point within the range of reasonable fair value estimates that is most representative of fair value under current market conditions. As of December 31, 2009, the fair value measurements classified as Level 3 represented less than 1% of total fixed maturities.

The following table represents changes in assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Analysis of Changes in Fair Value Measurements
Using Significant Unobservable Inputs (Level 3)

	Corporates	Other	Equities	Total

Balance at January 1, 2008	$43,692	$-	$-	$43,692
Total gains or losses:
Included in realized gains (losses)	-	-	-	-
Included in other comprehensive income	(16,438)	-	-	(16,438)
Purchases, issuances, and settlements — net	(13,750)	-	-	(13,750)
Transfers in and/or out of Level 3	(2,061)	-	-	(2,061)

Balance at December 31, 2008	11,443	-	-	11,443

Total gains or losses:
Included in realized gains (losses)	-	-	-	-
Included in other comprehensive income	(5,563)	-	-	(5,563)
Purchases, issuances, and settlements — net	782	-	-	782
Transfers in and/or out of Level 3	(3,862)	654	-	(3,208)

Balance at December 31, 2009	$2,800	$654	$-	$3,454

None of the changes in the fair value of Level 3 assets still held at the reporting date were included in net income.

Other-Than-Temporary Impairments — United Investors’ portfolio of fixed maturities fluctuates in value due to changes in interest rates in the financial markets as well as other factors. Fluctuations caused by market interest rate changes have little bearing on whether or not the investment will be ultimately recoverable. Therefore, United Investors considers these declines in value resulting from changes in market interest rates to be temporary. In certain circumstances, however, United Investors determines that the decline in the value of a security is other-than-temporary and writes the book value of the security down to its fair value, realizing an investment loss. The determination that an impairment is other-than-temporary is highly subjective and involves the careful consideration of many factors. Among the factors considered are:

•     The length of time and extent to which the security has been impaired

•     The reason(s) for the impairment

•     The financial condition of the issuer and the near-term prospects for recovery in fair value of the security

•     United Investors’ ability and intent to hold the security until anticipated recovery

Among the facts and information considered in the process are:

•     Default on a required payment

•     Issuer bankruptcy filings

•     Financial statements of the issuer

•     Changes in credit ratings of the issuer

•     News and information included in press releases issued by the issuer

•     News and information reported in the media concerning the issuer

•     News and information published by or otherwise provided by credit analysts

While all available information is taken into account, it is difficult to predict the ultimately recoverable amount of a distressed or impaired security.

During 2009, the Company wrote down individual security holdings to fair value as a result of other-than-temporary impairment. Bonds with a book value of $21.0 million were written down to a fair value of $3.7 million for a pre-tax loss of $17.3 million.

During 2008, United Investors wrote down individual security holdings to fair value as a result of other-than temporary impairment. Bonds with a book value of $5.0 million were written down to a fair value of $6 thousand for a pre-tax loss of $5.0 million.

During 2007, United Investors wrote down individual security holdings to fair value as a result of other-than temporary impairment. Bonds with a book value of $14.8 million were written down to fair value of $14.4 million for a pre-tax loss of $390 thousand.

Net unrealized losses on fixed maturities increased from $6.6 million at December 31, 2007 to $146.0 million at December 31, 2008 but declined to $41.1 million at December 31, 2009. The financial sector accounted for $50.5 million of the net losses, which were partially offset by $9.4 million of net gains in other sectors in 2009. At December 31, 2008, the financial sector accounted for 64% of the net unrealized losses. Based upon conditions experienced by companies in the bond market and the commercial paper market, United Investors believes that much of the unrealized loss at December 31, 2008 and during the early part of 2009 was attributable to illiquidity in the financial market, which contributed to a spread widening, and accordingly increased unrealized losses, on many securities that United Investors expects to be fully recoverable. Accordingly, as conditions in financial markets improved during 2009, unrealized losses in the portfolio have declined. Due to the strong and stable cash flows generated by its insurance products, United Investors has the ability to hold the securities until recovery. Even though these fixed maturity investments are available for sale, United Investors generally expects and intends to hold any securities which are temporarily impaired until they mature.

The following table discloses unrealized investment losses by class of investment at December 31, 2009 and 2008. United Investors considers these investments to be only temporarily impaired.

	Analysis of Gross Unrealized Investment Losses
	at December 31, 2009
	Less Than		Twelve Months
	Twelve Months		or Longer		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
States, municipalities, and political subdivisions	$18,304	$(468)	$-	$-	$18,304	$(468)
Corporates	75,159	(2,088)	254,898	(63,921)	330,057	(66,009)
Redeemable preferred stocks	-	-	-	-	-	-

Total fixed maturities	$93,463	$(2,556)	$254,898	$(63,921)	$348,361	$(66,477)

	Analysis of Gross Unrealized Investment Losses
	at December 31, 2008
	Less Than		Twelve Months
	Twelve Months		or Longer		Total
	Market	Unrealized	Market	Unrealized	Market	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
Government-Sponsored Enterprise	$15,071	$(1,649)	$-	$-	$15,071	$(1,649)
GNMAs	4	-	-	-	4	-
Other MBS	414	(1)	-	-	414	(1)
Corporates	228,573	(36,651)	237,911	(118,740)	466,484	(155,391)
Redeemable preferred stocks	-	-	-	-	-	-

Total fixed maturities	$244,062	$(38,301)	$237,911	$(118,740)	$481,973	$(157,041)

United Investors held 14 issues (CUSIP numbers) at December 31, 2009 that had been in an unrealized loss position for less than twelve months, compared with 66 issues a year earlier. Additionally, 55 and 62 issues had been in an unrealized loss position twelve months or longer at December 31, 2009 and 2008, respectively. United Investors entire fixed maturity portfolio consisted of 326 issues at December 31, 2009, and 356 issues at December 31, 2008. The weighted average quality rating of all unrealized loss positions as of December 31, 2009 and 2008, was BBB.

4.     DEFERRED ACQUISITION COSTS AND VALUE OF INSURANCE PURCHASED

An analysis of deferred acquisition costs (DAC) and value of insurance purchased (VOBA) is as follows:

	DAC and VOBA
	2009	2008	2007

Balance — beginning of year	$221,526	$208,181	$211,747
Additions — deferred during period:
Commissions	12,546	12,207	12,576
Adjustment attributable to unrealized investment (gains) losses (2)	(16,838)	23,218	3,552
Other expenses	-	1,710	2,149

Total deferred	(4,292)	37,135	18,277

Deductions:
Amortized during period	(16,615)	(16,329)	(20,451)
Unlocking adjustment (1)	(2,480)	(7,461)	(1,392)

Total deductions	(19,095)	(23,790)	(21,843)

Balance — end of year	$198,139	$221,526	$208,181

(1)   The unlocking adjustment resulted from revisions to actuarial assumptions related to guaranteed minimum policy benefits in United Investors’ variable annuity business.

(2)   Represents amounts pertaining to investments relating to universal life-type products

The balance at end of year in the table above includes unamortized VOBA of $1,255, $1,266, and $1,319 at December 31, 2009, 2008, and 2007, respectively. The amount of interest accrued on the unamortized balance of VOBA was approximately $75, $78, and $80 for the years ended December 31, 2009, 2008, and 2007, respectively. The average interest accrual rate used was 6% for each of the years in the three-year period 2007 through 2009. The estimated amount of the unamortized VOBA at December 31, 2009, to be amortized during each of the next five years is; 2010 — $50; 2011 — $47; 2012 — $44, 2013 — $41, and 2014 — $38.

In the event of lapses or early withdrawals in excess of those assumed, DAC may not be recoverable.

5.     FUTURE POLICY BENEFIT RESERVES

A summary of the assumptions used in determining the liability for future policy benefits at December 31, 2009, is as follows:

Interest Assumptions —

	Individual Life Insurance
Years of Issue	Interest Rates	Percent of Liability

1962–2008	3.00% to 6.00%	40%
1986–1992	7.00% graded to 6.00%	21
1962–1985	8.50% graded to 6.00%	1
1984–2007	Interest sensitive	38

		100%

Mortality Assumptions — The mortality tables used are various statutory mortality tables and modifications of:

1965–70 Select and ultimate table

1975–80 Select and ultimate table

Withdrawal Assumptions — Withdrawal assumptions are based on United Investors’ experience.

6.       INCOME TAXES

United Investors is included in the life-nonlife consolidated federal income tax return filed by TMK. Under the tax allocation agreement with TMK, a company with taxable income pays tax equal to the amount it would pay if it filed a separate tax return. A company with a loss is paid a tax benefit currently to the extent that affiliated companies with taxable income utilize that loss.

The components of income taxes for the years ended December 31, 2009, 2008, and 2007, were as follows:

	2009	2008	2007

Income tax expense (benefit)	$50,519	$(25,425)	$21,940
Shareholder’s equity:
Unrealized losses	30,828	(40,673)	(7,123)
Pension adjustment	19	(13)	(78)
Tax basis compensation expense (from the exercise of stock options) recognized for financial reporting purposes	-	(116)	(4)

	$81,366	$(66,227)	$14,735

Income tax expense (benefit) for the years ended December 31, 2009, 2008, and 2007, consists of:

	2009	2008	2007

Current income tax expense	$30,833	$18,465	$28,130
Deferred income tax expense (benefit)	19,686	(43,890)	(6,190)

	$50,519	$(25,425)	$21,940

The effective income tax rate differed from the expected statutory rate of 35% in 2009, 2008, and 2007, as shown below:

	2009	%	2008	%	2007	%

Expected income tax expense (benefit)	$ 53,824	35%	$(18,734)	(35)%	$28,882	35%
Reduction in income taxes resulting from:
Tax-exempt investment income	(5,228)	(3)	(6,588)	(12)	(6,521)	(8)
Other	1,923	-	(103)	-	(421)	-

Income tax expense (benefit)	$ 50,519	32%	$(25,425)	(47)%	$21,940	27%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities for the years ended December 31, 2009 and 2008, are presented below:

	2009	2008

Deferred tax assets:
Present value of future policy surrender charges	$3,112	$3,308
Unrealized losses	11,873	42,720
Derivative losses	5,547	40,175
Fixed maturity investments	6,121	1,567
Other	2,790	2,181

Total gross deferred tax assets	29,443	89,951

Deferred tax liabilities:
Future policy benefits and unearned and advance premiums	47,146	56,085
Deferred acquisition costs	52,580	53,616

Total gross deferred tax liabilities	99,726	109,701

Net deferred tax liability	$70,283	$19,750

United Investors Federal income tax returns are routinely audited by the Internal Revenue Service (IRS). The IRS completed its examination of United Investors’ 2003 and 2004 tax years during 2008. United Investors was not impacted by this settlement. During 2009, the IRS completed its review of United Investors’ 2005, 2006, and 2007 tax years. United Investors was not impacted by this settlement. The statute of limitations for the assessment of additional tax are closed for all tax years prior to 2006. Management believes that adequate provision has been made in the financial statements for any potential assessments that may result from the completed examinations, future tax examinations, and other tax-related matters for all open tax years.

The net deferred tax liability is included as a component of current and deferred income taxes in the balance sheet. A valuation allowance is to be provided when it is more likely than not that deferred tax assets will not be realized by United Investors. No valuation allowance has been recorded since, in management’s judgment, United Investors will more likely than not have sufficient taxable income in future periods to fully realize its existing deferred tax assets.

As noted in Note 1 — Significant Accounting Policies — United Investors adopted FIN 48, an interpretation which was issued to clarify the accounting for income taxes by providing a methodology for the financial statement recognition and measurement of uncertain income tax positions taken or expected to be taken in a tax return. As a result of the adoption, United Investors recognized a $59 decrease to its liability for unrecognized tax benefits. This decrease was accounted for as an adjustment to the January 1, 2007 balance of “Retained earnings” on the Balance Sheet. Including the cumulative effect decrease at January 1, 2007, United Investors had approximately $64 of total gross unrecognized tax benefits, excluding $5 of accrued interest expense net of federal tax benefits. If recognized in future periods, $64 of the gross unrecognized tax benefits as of January 1, 2007 would have reduced the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding effects of accrued interest, net of federal tax benefits) for the years 2007 through 2009 is as follows:

	2009	2008	2007

Balance — January 1	$156	$118	$64
Increase based on tax positions taken in current period	38	38	37
Increase related to tax positions taken in prior periods	-	-	17
Decrease related to tax positions taken in prior periods	(119)	-	-

Balance — December 31	$75	$156	$118

If recognized in future periods, the entire balance at December 31, 2009, 2008, and 2007 would reduce the effective tax rate.

United Investors’ continuing practice is to recognize interest and penalties related to income tax matters in income tax expense. United Investors has recognized interest (benefit) expense of $(11), $7, and $1 net of Federal income tax benefits, in its Statement of Operations for 2009, 2008 and 2007, respectively. United Investors has an accrued interest payable of $253, net of Federal income tax benefits, which is comprised of a $2 interest payable relating to uncertain tax positions and a $251 interest payable relating to prior year IRS examination settlements. United Investors has no accrued penalties as of December 31, 2009.

7.            POSTRETIREMENT BENEFITS AND STOCK OPTION PLANS

Pension Plans — United Investors participates in retirement benefit plans and savings plans sponsored by TMK, which cover substantially all employees. There is also a nonqualified, noncontributory excess benefit pension plan which covers certain employees. The total cost of these retirement plans charged to United Investors’ operations was as follows:

Years Ended December 31	Defined Contribution Plans	Defined Benefit Pension Plans

2009	$ 6	$ 153
2008	19	89
2007	29	51

United Investors accrues expense for the defined contribution plans based on a percentage of the employees’ contributions. The plans are funded by the employee contributions and a United Investors contribution equal to the amount of accrued expense. Plan contributions are both mandatory and discretionary, depending on the terms of the plan.

Cost for the defined benefit pension plans has been calculated on the projected unit credit actuarial cost method. All plan measurements for the defined benefit plans are as of December 31 of the respective year. The defined benefit pension plan covering the majority of employees is funded. Contributions are made to this funded pension plan subject to minimums required by regulation and maximums allowed for tax purposes. As of December 31, 2009, TMK estimates that a contribution amount not to exceed $20 million will be made by TMK to the defined benefit pension plan during 2010.

In January, 2007, Torchmark approved and implemented a new Supplemental Executive Retirement Plan (SERP), which provides to a limited number of executives an additional supplemental defined pension benefit. The supplemental benefit is based on the participant’s qualified plan benefit without consideration to the regulatory limits on compensation and benefit payments applicable to qualified plans, except that eligible compensation is capped at $1 million. The SERP is unfunded. However, life insurance policies on the lives of plan participants were established during 2009 for this plan with an unaffiliated insurance carrier. The premiums for the coverage paid in 2009 were $11 million. Because this plan is unqualified, the policyholder value of these policies is not included as defined benefit plan assets but as assets of the Company. The liability at December 31, 2009 was $32 million, of which the Company’s share was $372 thousand. The liability at December 31, 2008 was $28 million, of which the Company’s share was $381 thousand. Subsequent to December 31, 2009, the Company contributed an additional $372 thousand into a “Rabbi Trust” for this plan.

Plan assets in the funded plan consist primarily of investments in marketable fixed maturities and equity securities and are valued at fair market value. TMK, which manages plan assets, measures the fair value of its financial assets, including the assets in its benefit plans, in accordance with accounting guidance which establishes a hierarchy for asset values and provides a methodology for the measurement of value. The assets of TMK’s defined benefit pension plans by component for the years ended December 31, 2009 and 2008, are as follows:

	Fair Value Measurements at December 31, 2009
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	% to Total
Equity securities:
Consumer, Non-Cyclical	$ 12,606	$ -	$ -	$ 12,606	6%
Financial	23,440	-	-	23,440	12
Utilities	3,554	-	-	3,554	2
Industrial	7,973	-	-	7,973	4
Technology	7,801	-	-	7,801	4
Other	2,774	-	-	2,774	1

Total equity securities	58,148	-	-	58,148	29
Corporate bonds	10,174	118,786	3,078	132,038	66
Other bonds	-	813	-	813	0
Short-term investments	8,176	-	-	8,176	4
Cash	2,210	-	-	2,210	1

Grand total	$ 78,708	$ 119,599	$ 3,078	$ 201,385	100%

	Fair Value Measurements at December 31, 2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	% to Total
Equity securities:
Consumer, Non-Cyclical	$ 9,520	$ -	$ -	$ 9,520	6%
Financial	25,649	-	-	25,649	15
Energy	4,267	-	-	4,267	3
Industrial	7,877	-	-	7,877	5

Total equity securities	47,313	-	-	47,313	29
Corporate bonds	9,203	61,214	-	70,417	42
Other bonds	-	860	-	860	1
Short-term investments	44,802	-	-	44,802	27
Cash	1,312	-	-	1,312	1

Grand total	$ 102,630	$ 62,074	$ -	$ 164,704	100%

Investment objectives for plan assets include preservation of capital, preservation of purchasing power, and long-term growth. Preservation of capital is sought through investments made in high-quality securities with adequate diversification to minimize risk. The portfolio is monitored continuously for changes in quality and diversification mix. The preservation of purchasing power is intended to be accomplished through asset growth, exclusive of contributions and withdrawals, in excess of the rate of inflation. The intention is to maintain investments that, when combined with future plan contributions, will produce adequate long-term growth to provide for all plan obligations. It is also an objective that the portfolio’s investment return meet or exceed the return of a balanced market index.

All of the securities in the portfolio are highly marketable so that there will be adequate liquidity to meet projected payments. There are no specific policies calling for asset durations to match those of benefit obligations.

Allowed investments are limited to equities, fixed maturities, and short-term investments (invested cash). Equities include common and preferred stocks, securities convertible into equities, and mutual funds that invest in equities. Fixed maturities consist of marketable debt securities rated invested grade at purchase by a major rating agency. Short-term investments include fixed maturities with maturities less than one year and invested cash. Target asset allocations are as follows with a 20% allowable variance as noted.

Asset Type	Target	Minimum	Maximum

Equities	65%	45%	85%
Fixed maturities	35	15	55
Short-term investments	-	-	20

Short-term divergences due to rapid market movements are allowed.

Portfolio risk is managed through quality standards, diversification, and continuous monitoring. Equities must be listed on major exchanges and adequate market liquidity is required. Fixed maturities must be rated investment grade at purchase by a major rating agency. Short-term investments in commercial paper must be rated at least A-2 by Standard and Poor’s with the issuer rated investment grade. Invested cash is limited to banks rated A or higher. Investments outside of the aforementioned list are not permitted, except by prior approval of the Plan’s Trustees. At December 31, 2009, there were no restricted investments contained in the portfolio.

The investment portfolio is to be well diversified to avoid undue exposure to a single sector, industry, business, or security. The equity and fixed-maturity portfolios are not permitted to invest in any single issuer that would exceed 10% of total plan assets at the time of purchase. TMK does not employ any other special risk management techniques, such as derivatives, in managing the pension investment portfolio.

The following table discloses the assumptions used to determine the pension liabilities and costs for the appropriate periods. The discount and compensation increase rates are used to determine current year projected benefit obligations and subsequent year pension expense. The long-term rate of return is used to determine current year expense. Differences between assumptions and actual experience are included in actuarial gain or loss.

Weighted Average Pension Plan Assumptions	2009	2008

Benefit obligations — December 31:
Discount rate	6.31%	6.31%
Rate of compensation increase	3.79	3.84

	2009	2008	2007
Periodic benefit cost for the year:
Discount rate	6.31%	6.62%	6.15%
Expected long-term returns	7.95	7.94	9.00
Rate of compensation increase	3.84	3.91	3.85

The discount rate is determined based on the expected duration of plan liabilities. A yield is then derived based on the current market yield of a hypothetical portfolio of high-quality corporate bonds which match the liability duration. The rate of compensation increase is projected based on Torchmark’s experience, modified as appropriate for future expectations. The expected long-term rate of return on plan assets is TMK management’s best estimate of the average rate of earnings expected to be received on the assets invested in the plan over the benefit period. In determining this assumption, consideration is given to the historical rate of return earned on the assets, the projected returns over future periods, and the spread between the long-term rate of return on plan assets and the discount rate used to compute benefit obligations.

Net periodic pension cost for the defined benefit plans by expense component for the years ended December 31, 2009, 2008, and 2007, was as follows:

	2009	2008	2007

Service cost — benefits earned during period	$7,261	$7,400	$7,990
Interest cost on projected benefit obligation	13,814	13,624	12,672
Expected return on assets	(14,881)	(15,290)	(17,010)
Net amortization and deferral	11,130	3,002	2,634

Total net periodic cost	17,324	8,736	6,286

Periodic cost allocated to other participating employers	(17,171)	(8,647)	(6,235)

United Investors’ net periodic cost	$153	$89	$51

An analysis of the impact on other comprehensive income (loss) is as follows:

	2009	2008

Balance — January 1	$(260)	$(222)
Amortization of prior service cost	8	32
Amortization of net loss/(gain)	27	-
Experience gain (loss)	18	(70)

Balance — December 31	$(207)	$(260)

The portion of other comprehensive income that is expected to be reflected in pension expense in 2010 is as follows:

Amortization of prior service cost	$23
Amortization of net loss	9

Total	$32

The following table presents a reconciliation from the beginning to the end of the year of the benefit obligation and plan assets. This table also presents a reconciliation of the plan’s funded status with the amounts recognized on United Investors’ financial statements.

Pension Benefits	2009	2008

Changes in benefit obligation:
Obligation at the beginning of year	$219,444	$213,780
Service cost	7,261	7,400
Interest cost	13,814	13,624
Actuarial (gain) loss	6,263	1,478
Benefits paid	(16,012)	(16,838)

Obligation at the end of year	230,770	219,444

Changes in plan assets:
Fair value at the beginning of year	164,703	170,440
Return on assets	38,461	(41,101)
Contributions	14,233	52,202
Benefits paid	(16,012)	(16,838)

Fair value at the end of year	201,385	164,703

Funded status at year-end	(29,385)	(54,741)

Net funded status allocated to other TMK participating employers	(30,439)	(55,724)

United Investors’ funded status at year-end	$1,054	$983

Amounts recognized in accumulated other comprehensive income consist of:
Net loss	$82,118	$108,536
Prior service cost	9,736	11,761

Net amounts recognized at year end	91,854	120,297

Net amount recognized allocated to other TMK participating employers	(91,647)	(120,037)

United Investors’ net amount recognized at year-end	$207	$260

The accumulated benefit obligation (ABO) for TMK’s funded defined benefit pension plan was $184 million and $177 million at December 31, 2009 and 2008, respectively. The ABO for TMK’s unfunded SERP plan was $23 million and $20 million at December 31, 2009 and 2008, respectively.

TMK has estimated its expected pension benefits to be paid over the next ten years as of December 31, 2009. These estimates use the same assumptions that measure the benefit obligation at December 31, 2009, taking estimated future employee service into account. Those estimated benefits are as follows:

Years Ending
December 31, 2009

2010	$ 11,587
2011	11,751
2012	12,110
2013	12,914
2014	13,740
2015–2019	83,113

United Investors’ portion of these benefits is immaterial.

Postretirement Benefit Plans Other Than Pensions — United Investors provides a small postretirement life insurance benefit for most retired employees, and also provides additional postretirement life insurance benefits for certain key employees. The majority of the life insurance benefits are accrued over the working lives of active employees. Since the plan is closed to new participants, the annual expense is not considered significant.

United Investors’ employees are not eligible for postretirement benefits other than pension or life insurance. However, Liberty National, the stockholder of United Investors, does subsidize a portion of the cost for health insurance benefits for employees of United Investors who retired before February 1, 1993, and before age sixty-five, covering them until they attain the age of sixty-five. Eligibility for this benefit was generally achieved at age fifty-five with at least fifteen years of service. This subsidy is minimal to retired employees who did not retire before February 1, 1993. This plan is unfunded and the liability and expense related to United Investors’ employees is not material.

Stock Option Plans — Certain employees of United Investors have been granted fixed equity options to buy shares of Torchmark stock at the market value of the stock on the date of grant, under the provisions of the Torchmark stock option plans. The options are exercisable during the period commencing from the date they vest until expiring according to the terms of the grant. Options generally expire the earlier of employee termination or option contract term, which ranges from seven to eleven years. Employee stock options generally vest one-half in two years and one-half in three years. Stock options awarded in connection with compensation deferrals by certain executives generally vest over a range of six to ten years. All options vest immediately upon the attainment of age 65, subject to a minimum vesting period of one year for employees.

An analysis of Torchmark shares available for grant is as follows:

	Available for Grant
	2009	2008	2007

Balance at January 1	$2,136,806	$3,136,000	$465,224
Adoption of new plans	-	-	3,250,000
Cancelled on termination of prior plans	-	-	(36,812)
Expired and forfeited during year	25,000	8,000	15,300
Options granted during year	(928,850)	(949,750)	(547,712)
Restricted stock granted during year	(83,263)	(57,444)	(10,000)

Balance at December 31	$1,149,693	$2,136,806	$3,136,000

A summary of option activity applicable to United Investors for the years ended December 31, 2009, 2008, and 2007 is presented below. There were no options granted in 2009.

	2009	2008	2007

Stock-based compensation expense recognized*	$ 20	$65	$ 66
Tax benefit recognized	7	23	23
Weighted-average grant-date fair value of options granted	-	9	13
Intrinsic value of options exercised	-	363	13
Cash received from options exercised	-	1,368	19
Actual tax benefit received from exercises	-	127	4

* No stock-based compensation expense was capitalized in any period.

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding — beginning of year	40,493	$ 53.26	72,279	$ 51.51	71,274	$ 52.53
Granted	-	-	3,500	62.68	5,000	64.59
Transferred	-	-	-	-	(500)	44.89
Exercised	-	-	(26,536)	51.56	(495)	37.44
Expired and forfeited	-	-	(8,750)	61.83	(3,000)	59.81

Outstanding — end of year	40,493	53.26	40,493	53.26	72,279	53.22

Exercisable at end of year	39,243	52.90	36,743	52.14	59,779	51.51

Additional information about United Investors applicable stock-based compensation as of December 31 2009 and 2008, is as follows:

	2009	2008
Outstanding options:
Weighted-average remaining contractual term (in years)	1.05	2.05
Aggregate intrinsic value	$21	$25

Exercisable options:
Weighted-average remaining contractual term (in years)	1.05	2.05
Aggregate intrinsic value	$21	$25

Unrecognized compensation	$1	$21
Weighted average period of expected recognition (in years)	1.05	1.00

* Includes restricted stock.

Additional information concerning unvested options is as follows:

	2009	2008

Number of shares outstanding	1,250	3,750
Weighted-average exercise price (per share)	$64.59	$64.29
Weighted-average remaining contractual term (in years)	1.1	2.1
Aggregate intrinsic value	$-	$-

Torchmark expects that substantially all unvested options will vest.

The following table summarizes information about stock options outstanding at December 31, 2009.

		Options Outstanding		Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Price	Outstanding	Life (Years)	Price	Exercisable	Price

$ 37.44	2,500	1.1	$ 37.44	2,500	$37.44
41.26	1,849	1.1	41.26	1,849	41.26
44.89	5,000	1.1	44.89	5,000	44.89
54.77	17,144	1.1	54.77	17,144	54.77
55.48	4,500	1.1	55.48	4,500	55.48
56.24	4,500	1.1	56.24	4,500	56.24
63.70	2,500	1.1	63.70	2,500	63.70
64.59	2,500	1.1	64.59	1,250	64.59

	40,493	1.1	53.26	39,243	52.90

8.       RELATED-PARTY TRANSACTIONS

United Investors paid commissions to Liberty National for certain United Investors policies sold by Liberty National agents. The amounts of commissions were $864, $950, and $1,053, in 2009, 2008, and 2007, respectively.

United Investors was charged for space, equipment, and services provided by Liberty National amounting to $1,047 in 2009, $1,480 in 2008, and $1,542 in 2007.

TMK performed certain administrative services for United Investors for which it was charged $192 in 2009, $264 in 2008, and $192 in 2007.

TMK performs investment management services for United Investors for which it was charged $2,064, $2,136, and $2,124 in 2009, 2008, and 2007, respectively.

During 2009, United Investors loaned in a series of notes, $223,000 to TMK, and TMK Re, Ltd. (TMK Re). These notes had interest rates of 3.25% and were repaid in 2009. $45,000 loaned to TMK Re remained outstanding at year end 2009. The interest income related to these notes of $1,427 is included in the accompanying financial statements.

During 2008, United Investors loaned in a series of notes, $100,434 to TMK, Liberty National Life Insurance Company (LNL) and TMK Re. These notes had interest rates ranging from 3.25% to 5.25% and were repaid in 2008. $10,000 loaned to TMK Re remained outstanding at year end 2008. The interest income related to these notes of $255 is included in the accompanying financial statements.

During 2007, United Investors loaned, in a series of notes, $28,000 to TMK, United American Insurance Company (United American), and Globe Life and Accident Insurance Company. These notes had interest rates ranging from 7.75% to 8.25% and were repaid in 2007. The interest income related to these notes of $39 is included in the accompanying financial statements.

During 2009, United Investors borrowed $15,000 from United American Insurance Company. This note had an interest rate of 3.25% and was repaid in 2009. The interest expense related to this note of $68 is included in the accompanying financial statements.

During 2008, United Investors borrowed in a series of notes $33,000 from TMK and Liberty National Life. These notes had interest rates ranging from 5.00% to 7.5% and were repaid in 2008. The interest expense related to these notes of $127 is included in the accompanying financial statements. During 2008, United Investors also repaid the $7,000 TMK note that was outstanding at December 31, 2007.

During 2007, United Investors borrowed, in a series of notes, $16,000 from TMK, of which $7,000 remained outstanding at year-end. These notes had interest rates ranging from 7.5% to 8.25%. The interest expense related to these notes of $122 is included in the accompanying financial statements.

Effective January 1, 1997, United Investors assumed a block of annuity products totaling $200,321 from United American on a 100% funds withheld basis. The funds withheld totaled $815,941 and $675,481 at December 31, 2009 and 2008, respectively. Interest income totaled $42,691, $43,384, and $31,612, in 2009, 2008, and 2007, respectively, and is reflected as other income in the accompanying statements of operations. The reserve for annuity balances assumed in connection with this business totaled $831,496 and $686,517 as of December 31, 2009 and 2008, respectively. United Investors reimbursed United American for administrative expense in the amount of $2,716, $2,361, and $2,041 in 2009, 2008, and 2007, respectively.

Effective October 1, 1985, United Investors assumed a block of ordinary life policies from Liberty National. The reserve for the assumed policies totaled $4,914 and $5,084 as of December 31, 2009 and 2008, respectively. Associated assumed premiums totaled $93, $124, and $165 in 2009, 2008, and 2007 respectively.

United Investors serves as sponsor to seven separate accounts at December 31, 2009.

As of December 31, 2009, United Investors owns 136,012 shares of TMK 6.5% Cumulative Preferred Stock, Series A, and 52,200 shares of TMK 7.15% Cumulative Preferred Stock, Series A. Dividend income on TMK preferred stock was $12,573 in 2009, $15,683 in 2008, and $15,966 in 2007. Accrued dividend income on these shares at December 31, 2009, 2008, and 2007, was $477 in each year.

9.       COMMITMENTS AND CONTINGENCIES

Reinsurance — United Investors reinsures that portion of insurance risk which is in excess of its retention limit. The maximum net retention limit for ordinary life insurance is $500 per life. Life insurance ceded represented 4.1% of total life insurance in force at December 31, 2009, and less than 4.0% of premium income for 2009. United Investors would be liable for the reinsured risks ceded to other companies to the extent that such reinsuring companies are unable to meet their obligation. Except as disclosed in Note 8, United Investors does not assume insurance risks of other companies.

Litigation — United Investors is engaged in routine litigation arising from the normal course of business. In management’s opinion, this litigation will not materially affect United Investors’ financial position or results of operations.

Concentrations of Credit Risk — The Company maintains a diversified investment portfolio with limited concentration to any one issuer. The portfolio consists of investment-grade corporate securities (63%); preferred stock in affiliates (19%); short-term investments (6%); below investment-grade securities (6%); policy loans (3%), which are secured by the underlying insurance policy values; securities of state and municipal governments (2%); and other fixed maturities (1%).

Corporate debt and equity investments are made in a wide range of industries. Below are the ten largest industry concentrations held in the corporate portfolio at December 31, 2009, based on fair value: insurance carriers (20%); electric services (19%); banks (15%); oil and gas (9%); pipelines (5%); telecommunications (4%); food (3%); media (3%); transportation (2%); and building materials (2%). At year-end 2009, 6% of invested assets were represented by fixed maturities rated below investment grade (BB or lower as rated by the weighted average of available ratings from rating services). Par value of these investments was $168 million, amortized cost was $89 million, and fair value was $59 million. While these investments could be subject to additional credit risk, such risk should generally be reflected in market value.

Collateral Requirements — United Investors requires collateral for investments in instruments where collateral is available and typically required because of the nature of the investment. Since the majority of United Investors’ investments are in government, government-secured, or corporate securities, the requirement for collateral is rare.

10.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

The following table summarizes United Investors’ non-cash transactions, which are not reflected on the statements of cash flows:

	Stock Option Memo
	Year Ended December 31
	2009	2008	2007

Paid-in capital from tax benefit for stock option exercises	$ -	$ 116	$ 4
Other stock-based compensation not involving cash	20	65	66

The following table summarizes certain amounts paid during the period:

	Year Ended December 31
	2009	2008	2007

Income taxes	$ 27,963	$ 19,276	$ 26,469
Interest	68	127	122

11.   BUSINESS SEGMENTS

United Investors’ segments are based on the insurance product lines it markets and administers; life insurance and annuities. These major product lines are set out as segments because of the common characteristics of products within these categories, comparability of margins, and the similarity in regulatory environment and management techniques. There is also an investment segment which manages the investment portfolio, debt, and cash flows for the insurance segments and the corporate function.

Life insurance products include traditional and interest-sensitive whole life insurance as well as term life and variable life insurance. Annuities include both fixed-benefit and variable contracts. Variable contracts allow policyholders to choose from a variety of mutual funds in which to direct their deposits.

United Investors markets its insurance products through a number of distribution channels, each of which sells the products of one or more of United Investors’ insurance segments. The tables below present segment premium revenue by each of United Investors’ marketing groups.

	For the Year 2009
	Life		Annuity		Total
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

Independent Producers	$6,695	10.3%	$-	-%	$6,695	10.3%
Waddell & Reed	43,314	66.5	-	-	43,314	66.5
Liberty National	11,522	17.7	-	-	11,522	17.7
United American	210	0.3	526	100.0	736	0.3
Globe Direct Response	3,404	5.2	-	-	3,404	5.2

Total premium income	$65,145	100.0%	$526	100.0%	$65,671	100.0%

	For the Year 2008
	Life		Annuity		Total
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

Independent Producers	$6,918	10.1%	$-	-%	$6,918	10.1%
Waddell & Reed	44,618	65.3	-	-	44,618	65.3
Liberty National	12,672	18.5	-	-	12,672	18.5
United American	223	0.3	620	100.0	843	0.3
Globe Direct Response	3,953	5.8	-	-	3,953	5.8

Total premium income	$68,384	100.0%	$620	100.0%	$69,004	100.0%

	For the Year 2007
	Life		Annuity		Total
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total

Independent Producers	$7,376	10.4%	$-	-%	$7,376	10.4%
Waddell & Reed	45,870	64.4	-	-	45,870	64.4
Liberty National	13,883	19.5	-	-	13,883	19.5
United American	243	0.3	596	100.0	839	0.3
Globe Direct Response	3,830	5.4	-	-	3,830	5.4

Total premium income	$71,202	100.0%	$596	100.0%	$71,798	100.0%

Because of the nature of the insurance industry, United Investors has no individual or group which would be considered a major customer. Substantially all of United Investors’ business is conducted in the United States, primarily in the Southeast and Southwest regions.

The measure of profitability for insurance segments is underwriting income before other income and administrative expenses, in accordance with the manner the segments are managed. It essentially represents gross profit margin on insurance products before administrative expenses and consists of premiums, less net policy obligations, acquisition expenses, and commissions. It differs from GAAP pretax operating income before other income and administrative expense for two primary reasons. First, there is a reduction to policy obligations for interest credited by contract to policyholders because this interest is earned and credited by the investment segment. Second, interest is also added to acquisition expense which represents the implied interest cost of DAC, which is funded by and is attributed to the investment segment.

The measure of profitability for the investment segment is excess investment income, which represents the income earned on the investment portfolio in excess of net policy requirements. The investment segment is measured on a tax-equivalent basis, equating the return on tax-exempt investments to the pretax return on taxable investments. Other than the above-mentioned interest allocations, there are no other inter-segment revenues or expenses. All other unallocated revenues and expenses on a pretax basis, including insurance administrative expense, are included in the “Other” segment category. The tables below set forth a reconciliation of United Investors’ revenues and operations by segment to its major line items at the statements of operations.

	For the Year 2009
	Life	Annuity	Investment	Other	Total

Revenues:
Premiums	$65,145	$526	$-	$-	$65,671
Policy charges and fees	17,698	9,177	-	-	26,875
Net investment income	-	-	66,838	-	66,838
Other income	-	42,691	-	22	42,713

Total revenues	82,843	52,394	66,838	22	202,097

Benefits and expenses:
Policy benefits	66,321	38,624	-	-	104,945
Required reserve interest	(24,730)	(6,965)	31,695	-	-
Amortization of acquisition costs	9,930	9,165	-	-	19,095
Commissions and premium taxes	3,695	166	-	-	3,861
Required interest on acquisition costs	7,012	2,315	(9,327)	-	-

Total benefits and expenses	62,228	43,305	22,368	-	127,901

Underwriting income before other income and administrative expense	20,615	9,089	44,470	22	74,196
Other operating expenses	-	-	-	(7,252)	(7,252)

Measure of segment profitability	$20,615	$9,089	$44,470	$(7,230)	66,944

Realized investment gains adjustment					86,838

Pretax operating income					$153,782

	For the Year 2008
	Life	Annuity	Investment	Other	Total

Revenues:
Premiums	$68,384	$620	$-	$-	$69,004
Policy charges and fees	20,826	13,771	-	-	34,597
Net investment income	-	-	70,453	-	70,453
Other income	-	43,383	-	427	43,810

Total revenues	89,210	57,774	70,453	427	217,864

Benefits and expenses:
Policy benefits	71,144	38,990	-	-	110,134
Required reserve interest	(24,626)	(7,199)	31,825	-	-
Amortization of acquisition costs	10,095	13,695	-	-	23,790
Commissions and premium taxes	5,773	142	-	-	5,915
Required interest on acquisition costs	7,555	2,979	(10,534)	-	-

Total benefits and expenses	69,941	48,607	21,291	-	139,839

Underwriting income before other income and administrative expense	19,269	9,167	49,162	427	78,025
Other operating expenses	-	-	-	(6,024)	(6,024)

Measure of segment profitability	$19,269	$9,167	$49,162	$(5,597)	72,001

Realized investment loss adjustment					(125,526)

Pretax operating loss					$(53,525)

	For the Year 2007
	Life	Annuity	Investment	Other	Total

Revenues:
Premiums	$71,202	$596	$-	$-	$71,798
Policy charges and fees	21,112	19,868	-	-	40,980
Net investment income	-	-	71,409	-	71,409
Other income	-	31,612	-	519	32,131

Total revenues	92,314	52,076	71,409	519	216,318

Benefits and expenses:
Policy benefits	65,573	27,674	-	-	93,247
Required reserve interest	(24,273)	(8,290)	32,563	-
Amortization of acquisition costs	11,869	9,974	-	-	21,843
Commissions and premium taxes	4,515	119	-	-	4,634
Required interest on acquisition costs	7,931	3,548	(11,479)	-	-

Total benefits and expenses	65,615	33,025	21,084	-	119,724

Underwriting income before other income and administrative expense	26,699	19,051	50,325	519	96,594
Other operating expenses	-	-	-	(6,832)	(6,832)

Measure of segment profitability	$26,699	$19,051	$50,325	$(6,313)	89,762

Realized investment loss adjustment					(7,242)

Pretax operating income					$82,520

Assets for each segment are reported based on a specific identification basis. The insurance segments’ assets contain DAC, VOBA, and separate account assets. The investment segment includes the investment portfolio, cash, and accrued investment income. All other assets are included in the other category. The table below reconciles segment assets to total assets as reported in the accompanying financial statements.

	December 31, 2009
	Life	Annuity	Investment	Other	Total

Cash and invested assets	$-	$-	$987,710	$-	$987,710
Accrued investment income	-	-	14,037	-	14,037
DAC & VOBA	116,664	81,475	-	-	198,139
Goodwill	23,563	3,065	-	-	26,628
Separate account assets	158,162	634,661	-	-	792,823
Other assets	-	815,941	-	51,998	867,939

Total assets	$298,389	$1,535,142	$1,001,747	$51,998	$2,887,276

	December 31, 2008
	Life	Annuity	Investment	Other	Total

Cash and invested assets	$-	$-	$925,028	$-	$925,028
Accrued investment income	-	-	14,189	-	14,189
DAC & VOBA	140,190	81,336	-	-	221,526
Goodwill	23,563	3,065	-	-	26,628
Separate account assets	132,904	625,119	-	-	758,023
Other assets		675,481	-	52,201	727,682

Total assets	$163,753	$1,517,905	$939,217	$52,201	$2,673,076

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